Exhibit (c)(2)

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                       TENDER, VOTING AND OPTION AGREEMENT

                                  by and among

                               OMNICOM GROUP INC.

                           ARMSTRONG ACQUISITION CORP.

                                  M/A/R/C INC.

                      CERTAIN SHAREHOLDERS OF M/A/R/C INC.

                                       and

                           SPOUSES OF THE SHAREHOLDERS

                                   dated as of

                               September 30, 1999
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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

                           I. TENDER OF SUBJECT SHARES

      1.1  Agreement to Tender Shares..........................................1

                          II. VOTING OF SUBJECT SHARES

      2.1  Agreement to Vote Subject Shares....................................2
      2.2  Irrevocable Proxy...................................................2
            (a) Grant of Proxy.................................................2
            (b)  Other Proxies Revoked.........................................3

                              III. PURCHASE OPTION

      3.1  Grant of Option.....................................................3
      3.2  Exercise of Option..................................................3
      3.3  Termination of Option...............................................4
      3.4  Payment and Delivery of Certificates................................4
      3.5  Adjustment upon Changes in Capitalization, Etc......................5
      3.6  Registration Rights.................................................5
      3.7  Unexercised Options.................................................7

                       IV. REPRESENTATIONS AND WARRANTIES

      4.1  Certain Representations and Warranties of the Shareholders..........8
            (a)  Ownership.....................................................8
            (b)  Power and Authority; Execution and Delivery...................8
            (c)  No Conflicts..................................................8
            (d)  Brokers.......................................................9
      4.2  Affiliate Transactions..............................................9
      4.3  Representations and Warranties of the Company.......................9
            (a)  Organization; Authority.......................................9
            (b)  Execution and Delivery........................................9
            (c)  No Conflicts..................................................9
            (d)  Antitakeover Statutes........................................10
      4.4  Representations and Warranties of Parent...........................10
            (a)  Organization; Authority......................................10
            (b)  Execution and Delivery.......................................10
            (c)  No Conflicts.................................................10
            (d)  Securities Law Compliance....................................10

                      V. CERTAIN COVENANTS OF SHAREHOLDERS


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      5.1  Restriction on Transfer of Subject Shares, Proxies and
           Noninterference ...................................................11
      5.2  Adjustments........................................................11
      5.3  No Solicitation....................................................11
      5.4  Waiver of Appraisal Rights.........................................11
      5.5  Nonexercise of Rights of First Refusal.............................12
      5.6  Cooperation........................................................12

                                VI. MISCELLANEOUS

      6.1  Fees and Expenses..................................................12
      6.2  Amendment; Termination.............................................12
      6.3  Spousal Consent....................................................12
      6.4  Extension; Waiver..................................................12
      6.5  Entire Agreement; No Third-Party Beneficiaries.....................12
      6.6  Governing Law......................................................13
      6.7  Notices............................................................13
      6.8  Assignment.........................................................14
      6.9  Further Assurances.................................................14
      6.10  Publicity.........................................................14
      6.11  Enforcement.......................................................15
      6.12  Severability......................................................15
      6.13  Counterparts......................................................15
      6.14  Headings..........................................................15
      6.15  Remedies Not Exclusive............................................15


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                             TABLE OF DEFINED TERMS

                                                                            Page
                                                                            ----
Adverse Proposal...............................................................2
Agreement......................................................................1
Business Combination...........................................................7
Company........................................................................1
Company Option Price...........................................................6
Exercise Notice................................................................4
Fair Market Value..............................................................6
Manager........................................................................5
Merger.........................................................................1
Merger Agreement...............................................................1
Option Closing.................................................................4
Option Closing Date............................................................4
Option Period..................................................................4
Option Price...................................................................6
Options........................................................................3
Parent.........................................................................1
Parent Owned Shares............................................................5
Permitted Offering.............................................................5
Purchase Price.................................................................3
Purchaser......................................................................1
Registrable Securities.........................................................5
Registration Notice............................................................5
Selling Stockholder............................................................4
Shareholders...................................................................1
Stockholder Option Price.......................................................5
Subject Shares.................................................................1
Subsequent Price...............................................................7
Subsequent Transaction.........................................................7
Trigger Event..................................................................3


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                      TENDER, VOTING AND OPTION AGREEMENT

      This TENDER, VOTING AND OPTION AGREEMENT, dated as of September 30, 1999 (this "Agreement"), is made and entered into among Omnicom Group Inc., a New York corporation ("Parent"), Armstrong Acquisition Corp., a Texas corporation and wholly owned subsidiary of Omnicom Group Inc. ("Purchaser"), M/A/R/C Inc., a Texas corporation (the "Company"), each of the shareholders and their spouses set forth on Schedule A hereto (each, a "Shareholder" and, collectively, the "Shareholders").

                                    RECITALS:

      A. Parent, Purchaser and the Company propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which Purchaser will merge with and into the Company (the "Merger") on the terms and subject to the conditions set forth in the Merger Agreement. Except as otherwise defined herein, terms used herein with initial capital letters have the respective meanings ascribed thereto in the Merger Agreement.

      B. As of the date hereof, each Shareholder beneficially owns and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of Shares set forth opposite such Shareholder's name on Schedule A hereto (such Shares, together with any other Shares the beneficial ownership of which is acquired by such Shareholder during the period from and including the date hereof through and including the date on which this Agreement is terminated pursuant to Section 6.2 hereof, are collectively referred to herein as such Shareholder's "Subject Shares").

      C. As a condition and inducement to their willingness to enter into the Merger Agreement, Parent and Purchaser have requested that each Shareholder agree, and each Shareholder has agreed, to enter into this Agreement.

      NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                           I. TENDER OF SUBJECT SHARES

      1.1 Agreement to Tender Shares. Each Shareholder will cause to be validly tendered (and not withdrawn) pursuant to and in accordance with the terms of the Offer, not later than the tenth business day after commencement of the Offer, all of such Shareholder's Subject Shares. Each Shareholder hereby acknowledges that Purchaser's obligation to accept for payment and pay for Shares (including such Shareholder's Subject Shares) pursuant to the Offer is subject to the terms and conditions of the Offer set forth in the Merger Agreement. Upon the purchase of all the Subject Shares by Purchaser pursuant to the Offer in accordance with this Section 1.1, this Agreement will terminate. In the event, notwithstanding the provisions of the first sentence of this Section 1.1, any Subject Shares are for any reason withdrawn from the Offer or are not purchased pursuant to the Offer, such Subject Shares will remain subject to the terms of this Agreement.


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                          II. VOTING OF SUBJECT SHARES

      2.1 Agreement to Vote Subject Shares. At any meeting of the shareholders of the Company called to consider and vote upon the adoption of the Merger Agreement (and at any and all postponements and adjournments thereof), and in connection with any action to be taken in respect of the adoption of the Merger Agreement by written consent of shareholders of the Company, each Shareholder will vote or cause to be voted (including by written consent, if applicable) all of such Shareholder's Subject Shares in favor of the adoption of the Merger Agreement and in favor of any other matter necessary or appropriate for the consummation of the transactions contemplated by the Merger Agreement that is considered and voted upon at any such meeting or made the subject of any such written consent, as applicable. At any meeting of the shareholders of the Company called to consider and vote upon any Adverse Proposal (and at any and all postponements and adjournments thereof), and in connection with any action to be taken in respect of any Adverse Proposal by written consent of shareholders of the Company, each Shareholder will vote or cause to be voted (including by written consent, if applicable) all of such Shareholder's Subject Shares against the adoption of such Adverse Proposal. For purposes of this Agreement, the term "Adverse Proposal" means any (x) Acquisition Transaction,
(y) proposal or action that would reasonably be expected to result in a breach of any covenant, representation or warranty of the Company set forth in the Merger Agreement, or (z) the following actions (other than the Offer, the Merger and the other transactions contemplated by the Merger Agreement): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its Subsidiaries; (ii) a sale, lease or transfer of a material amount of assets of the Company or one of its Subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or any of its Subsidiaries; (iii) (A) any change in a majority of the persons who constitute the board of directors of the Company as of the date hereof; (B) any change in the present capitalization of the Company or any amendment of the Company's articles of incorporation or bylaws, as amended to date; (C) any other material change in the Company's corporate structure or business; or (D) any other action that, in the case of each of the matters referred to in clauses (iii)(A), (B) and (C) is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or adversely affect the Merger and the other transactions contemplated by this Agreement and the Merger Agreement.

      2.2 Irrevocable Proxy. (a) Grant of Proxy. Each Shareholder hereby appoints Parent and any designee of Parent, each of them individually, such Shareholder's proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent with respect to all of such Shareholder's Subject Shares in accordance with Section 2.1 hereof. This proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Each Shareholder affirms that this proxy is coupled with an interest and is irrevocable. Each Shareholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. For Subject Shares as to which the Shareholder is the beneficial but not the record owner, the Shareholder will use his best efforts to cause any record owner of such Subject Shares to grant to Parent a proxy to the same effect as that contained herein.

            (b) Other Proxies Revoked. Each Shareholder represents that any proxies heretofore given in respect of such Shareholder's Subject Shares are not irrevocable, and hereby revokes all such proxies.


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

                              III. PURCHASE OPTION

      3.1 Grant of Option. Each Shareholder hereby grants to Parent an irrevocable option (each, an "Option" and, collectively, the "Options") to purchase such Shareholder's Subject Shares on the terms and subject to the conditions set forth herein at a purchase price per share equal to the Per Share Amount (the "Purchase Price").

      3.2 Exercise of Option. (a) If (i) the Offer is consummated but (whether due to improper tender or withdrawal of tender) Purchaser has not accepted for payment and paid for all of the Subject Shares, (ii) the Merger Agreement becomes terminable pursuant to Section 8.1(d), Section 8.1(e) or Section 8.1(f) thereof (regardless of whether the Merger Agreement is actually terminated),
(iii) a tender or exchange offer for some or all of the Company's Shares shall have been publicly proposed to be made or shall have been made by another person, or (iv) it shall have been publicly disclosed or Parent or Purchaser shall have otherwise learned that (A) any person or "group" (as defined in Section 13(d)(3) of the Exchange Act) (other than Parent or Purchaser) shall have acquired or proposed to acquire beneficial ownership of more than 10% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 10% of any class or series of capital stock of the Company other than acquisitions for bona fide arbitrage purposes only and other than as disclosed in a Schedule 13D or 13G on file with the SEC on September 15, 1999, (B) any such person or group which, prior to September 15, 1999, had filed such a Schedule with the SEC shall have acquired or proposed to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company, through the acquisition of stock, the formation of a group or otherwise, constituting 5% or more of any such class or series, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company (including the Shares) constituting 5% or more of any such class or series, (C) any person (other than Parent or Purchaser) shall have filed a Notification and Report Form under the HSR Act, or made a public announcement reflecting an intent to acquire the Company or any assets or securities of the Company; or (D) any person or group (other than Parent and Purchaser) shall have entered into or offered to enter into a definitive agreement or an agreement in principle with respect to a merger, consolidation or other business combination with the Company (any of the events described in clauses (i) through (iv) above, a "Trigger Event"), the Options will, in any such case, become exercisable (in whole or in part) upon the first to occur of any such Trigger Event and remain exercisable (in whole or in part) thereafter until the Options are terminated as set forth in Section 3.3 (the applicable period of exercisability being the "Option Period"). The Company or any Shareholder shall notify Parent promptly in writing of the occurrence of any Trigger Event, it being understood that the giving of such notice by the Company or any Shareholder is not a condition to the right of Parent to exercise the Option. Parent may exercise all of the Options, in whole or in part, at any time or from time to time during the Option Period. Notwithstanding anything in this Agreement to the contrary, Parent will be entitled to purchase all Subject Shares in respect of which it shall have exercised an Option in accordance with the terms hereof prior to the expiration of the Option Period, and the expiration of the Option Period will not affect any rights hereunder which by their terms do not terminate or expire prior to or as of such expiration.


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

            (b) If Parent wishes to exercise an Option, it will deliver to the applicable Shareholder (each a "Selling Shareholder") a written notice (an "Exercise Notice") to that effect which specifies (a) the total number of Subject Shares it wishes to purchase and (b) a date (an "Option Closing Date"), not earlier than three business days after the date such Exercise Notice is delivered, for the consummation of the purchase and sale of such Subject Shares (an "Option Closing"); provided, however, that Parent will exercise the Option in accordance with the federal securities laws. If the Option Closing cannot be effected on the Option Closing Date specified in the Exercise Notice by reason of any applicable judgment, decree, order, law or regulation, or because any applicable waiting period under the HSR Act shall not have expired or been terminated, (i) the Shareholders will promptly take all such actions as may be requested by Parent, and will otherwise fully cooperate with Parent, to cause the elimination of all such impediments to the Option Closing and (ii) the Option Closing Date specified in the Exercise Notice will be extended to the third business day following the elimination of all such impediments. The place of the Option Closing will be at the offices of Jones, Day, Reavis & Pogue, 599 Lexington Avenue, 32nd Floor, New York, New York 10022, and the time of the Option Closing will be 10:00 a.m. (Eastern Time) on the Option Closing Date. Upon the giving by Parent to the Selling Shareholder of the Exercise Notice and the tender of the aggregate Purchase Price, Parent will be deemed to be the holder of record of the Subject Shares transferrable upon such exercise, notwithstanding that the stock transfer books of the Company are then closed or that certificates representing such Subject Shares have not been actually delivered to Parent.

      3.3 Termination of Option. The Options will terminate (a) if this Agreement terminates pursuant to Section 1.1 or (b) upon the earliest of: (i) the Effective Time; (ii) termination of the Merger Agreement other than upon or during the continuance of a Trigger Event; or (iii) 180 days following any termination of the Merger Agreement upon or during the continuance of a Trigger Event (or if, at the expiration of such 180 day period any Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, 10 business days after such impediment to exercise has been removed or has become final and not subject to appeal).

      3.4 Payment and Delivery of Certificates. At any Option Closing, Parent will deliver to each Selling Shareholder, by wire transfer of immediately available funds to the account designated by such Selling Shareholder to Parent prior to the Option Closing, the Purchase Price payable in respect of the Subject Shares to be purchased from such Selling Shareholder at the Option Closing, and each Selling Shareholder will deliver to Parent such Subject Shares, free and clear of all Liens, with the certificate or certificates evidencing such Subject Shares being duly endorsed for transfer by such Selling Shareholder and accompanied by all powers of attorney and/or other instruments necessary to convey valid and unencumbered title thereto to Parent. The Selling Shareholder will pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 3.4 in the name of Parent or its designee.

      3.5 Adjustment upon Changes in Capitalization, Etc. In the event of any change in the capital stock of the Company by reason of a stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares, extraordinary distribution or similar transaction, the type and number or amount of shares, securities or other property subject to each of the Options, and the Purchase Price payable therefor, will be adjusted appropriately, and


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

proper provision will be made in the agreements governing such transaction, so that (a) Parent will receive upon exercise of any Option the type and number or amount of shares, securities or property that Parent would have retained and/or been entitled to receive in respect of the applicable Selling Shareholder's Subject Shares if the Option had been exercised immediately prior to such event relating to the Company or the record date therefor, as applicable, and (b) the applicable Selling Shareholder will receive upon exercise of any Option granted by such Selling Shareholder the amount of cash that such Selling Shareholder would have received as a result of the exercise of the Option if the Option had been exercised immediately prior to such event relating to Parent or the record date therefor, as applicable. The provisions of this Section 3.5 will apply in a like manner to successive stock dividends, subdivisions, reclassifications, recapitalizations, splits, combinations, exchanges of shares, extraordinary distributions or similar transactions.

      3.6 Registration Rights. (a) (i) Following termination of the Merger Agreement, Parent may by written notice (the "Registration Notice") to the Company, which Registration Notice the Parent shall concurrently send to the Selling Shareholder, request the Company to register under the Securities Act all or any part of the Shares acquired under the Option (the "Parent Owned Shares" and such Parent Owned Shares requested to be registered for sale, the "Registrable Securities") pursuant to a bona fide firm commitment underwritten public offering in which Parent and the underwriters will effect as wide a distribution of such Registrable Securities as is reasonably practicable and will use their best efforts to prevent any person (including any group (as used in Rule l3d-5 under the Exchange Act)) and its affiliates from purchasing through such offering Shares representing more than 1% of the outstanding Shares on a fully diluted basis (a "Permitted Offering"). The Registration Notice will include a certificate executed by Parent and its proposed managing underwriter, which underwriter will be an investment banking firm of nationally recognized standing (the "Manager"), stating that (A) they have a good faith intention to commence promptly a Permitted Offering and (B) the Manager in good faith believes that, based on the then prevailing market conditions, it will be able to sell the Registrable Securities at a per share price equal to at least 80% of the then Fair Market Value of such Shares.

                  (ii) Upon receipt of the Registration Notice, the Selling Shareholder will have the option exercisable by written notice delivered to Parent and the Company within nine business days after receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities proposed to be so sold for cash at a price (the "Shareholder Option Price") equal to the product of (i) the number of Registrable Securities to be so purchased by the Selling Shareholder and (ii) the then Fair Market Value of such Shares.

                  (iii) Upon receipt of the Registration Notice, the Company (and/or any person designated by the Company) will have the option exercisable by written notice delivered to Parent within ten business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities proposed to be so sold and not purchased by the Selling Shareholder pursuant to clause (ii) above for cash at a price (the "Company Option Price" and, together with the Shareholder Option Price, the "Option Price") equal to the product of (i) the number of Registrable Securities to be so purchased by the Company and (ii) the then Fair Market Value of such Shares.

                  (iv) Any such purchase of Registrable Securities by the Selling Shareholder or the Company (or its designee) hereunder will take place at a closing to be held at


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

the principal executive offices of the Company or at the offices of its counsel at any reasonable date and time designated by the Selling Shareholder, the Company and/or its designee in the notice within 20 business days after delivery of such notice. Any payment for the Shares to be purchased will be made by delivery at the time of such closing of the Option Price in immediately available funds. As used herein, "Fair Market Value" means the average of the daily closing sales price for the Shares during the ten trading days prior to the fifth trading day preceding the date of such closing.

            (b) If the Selling Shareholder and the Company, collectively, do not elect to exercise their respective options pursuant to Section 3.6(a) with respect to all Registrable Securities, the Company will use commercially reasonable efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities proposed to be so sold; provided, however, that (i) Parent will be entitled to no more than an aggregate of two effective registration statements hereunder and (ii) the Company will not be required to file any such registration statement during any period of time (not to exceed 40 days after such request in the case of clause
(A) below or 90 days in the case of clauses (B) and (C) below) when (A) the Company is in possession of material non-public information that it reasonably believes would be detrimental to be disclosed at such time and, in the opinion of outside counsel to the Company, such information would have to be disclosed if a registration statement were filed at that time; (B) the Company is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) the Company determines, in its reasonable judgment, that such registration would interfere with any proposed financing, acquisition or other material transaction involving the Company or any of its affiliates. The Company will use its reasonable best efforts to cause any Registrable Securities registered pursuant to this Section
3.6 to be qualified for sale under the securities or Blue-Sky laws of such jurisdictions as Parent may reasonably request and will continue the registration or qualification in effect in such jurisdiction; provided, however, that the Company will not be required to qualify to do business in, or to consent to general service of process in, any jurisdiction by reason of this provision.

            (c) The registration rights set forth in this Section 3.6 are subject to the condition that Parent provide the Company with such information with respect to Parent's Registrable Securities, the plans for the distribution thereof, and such other information as, in the reasonable judgment of counsel for the Company, is necessary to enable the Company to include in a registration statement all material facts required to be disclosed with respect to a registration thereunder.

            (d) A registration effected under this Section 3.6 will be effected at the Company's expense, except for underwriting discounts and commissions and the fees and the expenses of counsel to Parent (which will be paid by Parent), and the Company will provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings as the underwriters may reasonably require. In connection with any such registration, the parties agree (i) to indemnify each other and the underwriters in the customary manner,
(ii) to enter into an underwriting agreement in form and substance customary for transactions of like type with the Manager and the other underwriters participating in the offering and (iii) to take all further


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

actions that may be reasonably necessary to effect a registration and sale (including, if the Manager deems it necessary, participating in road-show presentations).

            (e) The Company will be entitled to include (at its expense) additional Shares in a registration effected pursuant to this Section 3.6 only if and to the extent the Manager determines that such inclusion will not adversely affect the prospects for success of the offering.

      3.7 Unexercised Options. If (a) the Options become exercisable pursuant to
Section 3.2 hereof, (b) Parent has not exercised the Options for all the Subject Shares, and (c) not later than two years from the date of termination of the Merger Agreement, (i) the Company consummates a merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving, or any sale of all or a substantial portion of the assets or equity securities of, the Company (a "Business Combination"), (ii) a Shareholder disposes of any or all of his Subject Shares to any person not an affiliate or an associate of Parent or Purchaser or to the Company or any affiliate thereof in connection with a Business Combination or (iii) a Shareholder realizes cash proceeds in respect of his Subject Shares as a result of a distribution to such Shareholder by the Company following the sale of a material amount of the Company's assets in connection with a Business Combination (each, a "Subsequent Transaction"), in each case at a per share price or with equivalent per share proceeds (including, in the case of clause (iii), the remaining value of the Shares), as the case may be (the "Subsequent Price"), with a value in excess of the Per Share Amount, then the Shareholder will promptly pay to Parent an amount equal to one-half of the product of (x) the excess of the Subsequent Price over the Per Share Amount multiplied by (y) the greatest number of Subject Shares beneficially owned by such Shareholder between the date hereof and the time a Business Combination is consummated (assuming for this purpose that the Option has not been exercised for any Shares) less the number of Subject Shares, if any, acquired by Parent upon exercise of the Option. In the event of any stock dividends, stock splits, recapitalizations, combinations, exchanges of shares or the like or any other action that would have the effect of changing the Shareholder's ownership of the Company's capital stock or other securities, the Per Share Amount will be appropriately adjusted for the purpose of this Section 3.7.

                       IV. REPRESENTATIONS AND WARRANTIES

      4.1 Certain Representations and Warranties of the Shareholders. Each Shareholder, severally and not jointly, represents and warrants to Parent and Purchaser, as of the date hereof and as of the Closing Date, as follows:

            (a) Ownership. Such Shareholder is the sole record and beneficial owner of the number of Shares set forth opposite such Shareholder's name on Schedule A hereto and has full and unrestricted power to dispose of and to vote such Shares. Such Shares are now, and at all times during the term hereof will be, held by such Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all Liens and proxies, except for any Liens or proxies arising hereunder. The transfer by such Shareholder of its Subject Shares to Purchaser or Parent pursuant to the Offer or the applicable Option, respectively, will pass to and unconditionally vest in Purchaser or Parent good and valid title to those Subject Shares, free and clear of all Liens other than restrictions set forth under applicable securities laws. Except as set forth opposite the Shareholder's name on Schedule A hereto, such Shareholder (i) does not


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beneficially own any securities of the Company on the date hereof; (ii) does not, directly or indirectly, beneficially own or have any option, warrant or other right to acquire any securities of the Company that are or may by their terms become entitled to vote or any securities that are convertible or exchangeable into or exercisable for any securities of the Company that are or may by their terms become entitled to vote, nor is the Shareholder subject to any contract, commitment, arrangement, understanding or relationship (whether or not legally enforceable), other than this Agreement, that allows or obligates him to vote, dispose of or acquire any securities of the Company; and (iii) holds exclusive power to vote the Shares and has not granted a proxy to any other Person to vote the Shares, subject to the limitations set forth in this Agreement.

            (b) Power and Authority; Execution and Delivery. Such Shareholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. In the case of each Shareholder that is not a natural person, the execution and delivery of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby have been duly authorized by all necessary action, if any, on the part of such Shareholder. This Agreement has been duly executed and delivered by the Shareholder and, assuming that this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms.

            (c) No Conflicts. The execution and delivery of this Agreement do not, and, subject to compliance with the HSR Act and appropriate filings under securities laws (which each Shareholder agrees to make promptly), to the extent applicable, the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, result in a breach or violation of or default (with or without notice or lapse of time or both) under, or give rise to a material obligation, a right of termination, cancellation, or acceleration of any obligation or a loss of a material benefit under, or require notice to or the consent of any person under any agreement, instrument, undertaking, law, rule, regulation, judgment, order, injunction, decree, determination or award binding on the Shareholder, other than such conflicts, breaches, violations, defaults, obligations, rights or losses that individually or in the aggregate would not (i) impair the ability of the Shareholder to perform such Shareholder's obligations under this Agreement or
(ii) prevent or delay the consummation of any of the transactions contemplated hereby.

            (d) Brokers. Except with respect to the contract between the Company and ING Barings LLC dated April 28, 1998, with respect to the engagement of ING Barings LLC by the Company, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or the Merger Agreement based upon arrangements made by or on behalf of the Shareholder that is or will be payable by the Company or any of its Subsidiaries.

      4.2 Affiliate Transactions. All agreements, contracts, transfers of assets or liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business, to or by which the Company or any of its Subsidiaries, on the one hand, and the Shareholder or any of its affiliates (other than the Company or any of its Subsidiaries), on the other hand, are or have been a party or otherwise bound or affected, that (i) are currently pending or in effect or (ii) involve continuing liabilities and obligations that, individually or in the aggregate, have been, are or will be material to the Company or any of its Subsidiaries taken as a whole, have either been disclosed in the Company SEC Reports or are set forth in Section 4.22 of the Disclosure Schedule referred to in the Merger Agreement.

      4.3 Representations and Warranties of the Company. The Company represents and warrants to Parent and Purchaser, as of the date hereof and as of the Closing Date, as follows:

            (a) Organization; Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

            (b) Execution and Delivery. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

            (c) No Conflicts. Neither the execution and delivery of this Agreement nor the performance by the Company of its obligations hereunder will conflict with, result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would result in a default) or give rise to any right of termination, amendment, cancellation, or acceleration under, (i) the Company's articles of incorporation or bylaws, (ii) any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which the Company is a party or by which the Company is bound or
(iii) any judgment, writ, decree, order or ruling applicable to the Company; except in the case of clauses (ii) and (iii) for conflicts, violations, breaches or defaults that would not (i) impair the ability of the Company to perform its obligations under this Agreement or (ii) prevent or delay the consummation of any of the transactions contemplated hereby.

            (d) Antitakeover Statutes. The Company's Board of Directors has approved the Offer, the Merger, the Merger Agreement, this Agreement and the transactions contemplated thereby and hereby and such approval is sufficient to render the provisions of Article 13 of the Texas Business Corporation Act inapplicable to the Offer, the Merger, the Merger Agreement, this Agreement and the transactions contemplated thereby and hereby. No other "fair price," "merger moratorium," "control share acquisition" or other anti-takeover statute or similar statute or regulation applies or purports to apply to the Offer, the Merger, the Merger Agreement, this Agreement or any of the transactions contemplated thereby or hereby.

      4.4 Representations and Warranties of Parent. Each of Parent and Purchaser hereby represents and warrants, jointly and severally, to each Shareholder, as of the date hereof and as of the Closing Date, that:

            (a) Organization; Authority. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

            (b) Execution and Delivery. This Agreement has been duly executed and delivered by Parent and Purchaser and, assuming that this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms.

            (c) No Conflicts. Neither the execution and delivery of this Agreement nor the performance by Parent or Purchaser of its respective obligations hereunder will conflict with, result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would result in a default) or give rise to any right of termination, amendment, cancellation, or acceleration under, (i) Parent's certificate of incorporation or bylaws or Purchaser's articles of incorporation or bylaws, (ii) any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which Parent or Purchaser is a party or by which Parent or Purchaser is bound or
(iii) any judgment, writ, decree, order or ruling applicable to Parent or Purchaser; except in the case of clauses (ii) and (iii) for conflicts, violations, breaches or defaults that would not (i) impair the ability of Parent or Purchaser to perform its respective obligations under this Agreement or (ii) prevent or delay the consummation of any of the transactions contemplated hereby.

            (d) Securities Law Compliance. The Options and the Subject Shares to be acquired upon exercise of the Options are being and will be acquired by Parent without a view to public distribution thereof otherwise than in compliance with the Securities Act and applicable state securities laws and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act and in compliance with applicable state securities laws. Neither Parent nor Purchaser will effect any offer or sale of Subject Shares which would cause any Shareholder to violate the registration requirements of the Securities Act or the registration or qualification requirements of the securities laws of any jurisdiction.

                      V. CERTAIN COVENANTS OF SHAREHOLDERS

      5.1 Restriction on Transfer of Subject Shares, Proxies and Noninterference. No Shareholder will, directly or indirectly: (A) except pursuant to the terms of this Agreement and for the conversion of Subject Shares at the Effective Time pursuant to the terms of the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of such Shareholder's Subject Shares; (B) acquire any Shares or other securities of the Company; (C) except pursuant to the terms of this Agreement, grant any proxies or powers of attorney, deposit any Subject Shares into a voting trust or enter into a voting agreement with respect to any Subject Shares; or (D) take any action that would reasonably be expected to make any representation or warranty contained herein untrue or incorrect or have the effect of impairing the ability of such Shareholder to perform such Shareholder's obligations under this Agreement or preventing or delaying the consummation of any of the transactions contemplated hereby.

      5.2 Adjustments. (a) In the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock or other securities of the Company on, of or affecting the Shares or the like or any other action that would have the effect of changing a Shareholder's ownership of the Company's capital stock or other securities or (ii) a Shareholder becomes the beneficial owner of any additional Shares or other securities of the Company, then the terms of this Agreement will apply to the shares of capital stock held by the Shareholder immediately following the effectiveness of the events described in clause (i) or the Shareholder becoming the beneficial owner thereof, as described in clause (ii), as though they were Shares hereunder.

            (b) Each Shareholder hereby agrees, while this Agreement is in effect, to promptly notify Parent of the number of any new Shares acquired by the Shareholder, if any, after the date hereof.

      5.3 No Solicitation. No Shareholder will take, or authorize or permit any of its officers, directors, employees, agents or representatives (including any investment banker, financial advisor, attorney or accountant) to take, any action that the Company would be prohibited from taking under the first sentence of Section 5.2(a) of the Merger Agreement (disregarding for purposes of this Section 5.3 the proviso to such sentence). Each Shareholder will immediately advise Parent in writing of the receipt of a request for information or any inquiries or proposals relating to an Acquisition Transaction.

      5.4 Waiver of Appraisal Rights. Each Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger that such Shareholder may have.

      5.5 Nonexercise of Rights of First Refusal. No Shareholder will exercise any purchase right or right of first refusal that it may have with respect to any Shares of any other Person in connection with any tender by such other Person of such Shares pursuant to the Offer.

      5.6 Cooperation. Each Shareholder will cooperate fully with Parent and the Company in connection with their respective reasonable best efforts to fulfill the conditions to (a) the Offer set forth in Annex I to the Merger Agreement and
(b) the Merger set forth in Article VI of the Merger Agreement, except, if applicable, to the extent that a Shareholder determines in his or her good faith judgment that an action required by this provision would conflict with his or her fiduciary duties as a director of the Company.

                                VI. MISCELLANEOUS

      6.1 Fees and Expenses. Each party hereto will pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

      6.2 Amendment; Termination. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. This Agreement will terminate (a) upon the purchase of all the Subject Shares pursuant to the Offer in accordance with Section 1.1, (b) except for Article III hereof, which will only terminate as and when provided therein, on the earlier to occur of (x) the Effective Time or (y) the date the Merger Agreement is terminated in accordance with its terms, or (c) by the mutual consent of the Board of Directors of the Company, the Board of Directors of Parent and the Shareholders representing a majority of the Subject Shares subject to this Agreement. In the event of termination of this Agreement pursuant to this
Section 6.2, this Agreement will become null and void and of no effect with no liability on the part of any party hereto and all proxies granted hereby will be automatically revoked; provided, however, that no such termination will relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination, and provided further that the representations and warranties set forth in Article IV and covenants set forth in Section 6.1 will survive the termination of this Agreement.

      6.3 Spousal Consent. By executing this Agreement, the spouses set forth on Schedule A hereto hereby consent to the sale of the applicable Shareholder's Subject Shares and consent to, and agree to be bound by, all provisions of this Agreement.

      6.4 Extension; Waiver. Any agreement on the part of a party to waive any provision of this Agreement, or to extend the time for any performance hereunder, will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

      6.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Merger Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to such matters. Neither the Merger Agreement nor this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies.

      6.6 Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

      6.7 Notices. Any notice required to be given hereunder will be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

                  If to Parent or Purchaser:

                  Omnicom Group Inc.
                  437 Madison Avenue
                  New York, New York 10022
                  Attn: Dale Adams
                  Fax No.: (212) 415-3530

                  With copies to:

                  Jones, Day, Reavis & Pogue
                  599 Lexington Avenue
                  New York, New York  10022
                  Attn: Robert A. Profusek, Esq.
                  Fax No.: 212-755-7306

                  If to the Company, any Shareholder or any Spouse:

                  M/A/R/C Inc.
                  7850 North Belt Line Road
                  Irving, Texas 75063-6098
                  Attn: Harold Curtis
                  Fax No.: (972) 506-3416

                  With copies to:

                  Bradley, Luce, Bradley LLC
                  1256 Main Street, Suite 252
                  Southlake, Texas 76092
                  Attn: Scott Bradley
                  Fax No.: (817) 481-5230

or to such other address as any party specifies by written notice, such notice being deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

      6.8 Assignment. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Shareholder without the prior written consent of Parent, and any such assignment or delegation that is not consented to will be null and void. This Agreement, together with any rights, interests, or obligations of Parent hereunder, may be assigned or delegated, in whole or in part, by Parent without the consent of or any action by any Shareholder upon notice by Parent to each Shareholder affected thereby as herein provided. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns (including, without limitation, any Person to whom any Subject Shares are sold, transferred or assigned).

      6.9 Further Assurances. Each Shareholder will execute and deliver such other documents and instruments and take such further actions as may be necessary or appropriate or as may be reasonably requested by Parent in order to ensure that Parent and Purchaser receive the full benefit of this Agreement.

      6.10 Publicity. Parent, Purchaser, the Company and each Shareholder will consult with each other party before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger Agreement or the other transactions contemplated hereby or thereby and will not issue any such press release or make any such public statement before such consultation, except as may be required by law or applicable stock exchange rules.

      6.11 Enforcement. Irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

      6.12 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

      6.13 Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same instrument and will become effective when one or more counterparts have been signed by each party and delivered to the other parties.

      6.14 Headings. The descriptive headings contained herein are for convenience and reference only and will not affect in any way the meaning or interpretation of this Agreement.

      6.15 Remedies Not Exclusive. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

      IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the day and year first written above.

                                 OMNICOM GROUP INC.


                                 By: /s/ Barry J. Wagner
                                    --------------------------------------------
                                 Name:  Barry J. Wagner
                                 Title: General Counsel and Secretary


                                 ARMSTRONG ACQUSITION CORP.


                                 By: /s/ Barry J. Wagner
                                    --------------------------------------------
                                 Name:  Barry J. Wagner
                                 Title: Secretary


                                 M/A/R/C INC.


                                 By: /s/ Harold R. Curtis
                                    --------------------------------------------
                                 Name:   Harold R. Curtis
                                 Title:  Secretary and Chief Financial Officer


                                 SHAREHOLDERS:

                                 By: /s/ Cecil B. Phillips
                                    --------------------------------------------
                                    Cecil B. Phillips, Individually and as
                                    Beneficiary of the Self-Directed Cecil B.
                                    Phillips IRA

                                 Ron Kris Limited Partnership

                                 By: Ron Kris Management Company L.C.,
                                       General Partner

                                 By: /s/ Cecil B. Phillips
                                    --------------------------------------------
                                    Cecil B. Phillips
                                    Sole Member

                                     /s/ Cathy C. Phillips
                                    --------------------------------------------
                                    Catherine Cook Phillips, Individually and as
                                    Beneficiary of the Self-Directed
                                    Catherine Cook Phillips IRA

                                    /s/ Sharon M. Munger
                                    /s/ Daniel J. Sutherland
                                    /s/ Corinne Maginnis
                                    /s/ Jack D. Wolf
                                    /s/ Harold R. Curtis
                                    /s/ Elmer L. Taylor Jr.
                                    /s/ Rolan G. Tucker


                                 SPOUSES:

                                    /s/ Robert Munger
                                    /s/ Nancy Sutherland
                                    /s/ Dee Maginnis
                                    /s/ Jeanna R. Wolf
                                    /s/ Billy Faye Curtis
                                    /s/ Joanne M. Taylor
                                    /s/ Shirley J. Tucker

                                   SCHEDULE A

                                                                       Total
                                                                       -----

Cecil B. Phillips IRA                                                  11,900

RonKris Limited Partnership                                           176,721
   (controlled by Cecil B. Phillips)

Catherine Cook Phillips                                               175,413
   (former wife of Cecil B. Phillips)

Catherine Cook Phillips IRA                                             4,284

Sharon M. Munger                                                      466,190(1)

Jack D. Wolf                                                          292,140(2)

Harold R. Curtis                                                       49,754(3)

Elmer L. Taylor, Jr                                                    27,168

Rolan G. Tucker                                                         9,405

Corinne Maginnis                                                       55,351(4)

Daniel J. Sutherland                                                  102,175(5)
                                                                    ---------

Total                                                               1,370,501

------------
(1) Includes 168,000 restricted Shares, 49,000 Shares subject to a Warrant and 28,799 Shares allocated to her account with the Employee Stock Ownership Trust (the "ESOT").

(2) Includes 84,000 restricted Shares, 50,000 Shares subject to a Warrant and 25,742 Shares allocated to his account with the ESOT.

(3) Includes Options for 5,000 Shares and 7,754 Shares allocated to his account with the ESOT.

(4)   Includes 12,813 Shares allocated to her account with the ESOT.

(5) Includes Options for 90,000 Shares and 175 Shares allocated to his account with the ESOT.







                                       A-1